Exhibit 10.28

AGREEMENT UNDER THE
OUTSIDE DIRECTORS’ RETIREMENT PLAN

     THIS AGREEMENT, made as of the ___day of March, 2005, by and between ARTESYN TECHNOLOGIES, INC., a Florida corporation, having its principal place of business located at 7900 Glades Road, Boca Raton, Florida 33434 (hereinafter referred to as the “Company”), and __________________ (the “Eligible Director”).

W I T N E S S E T H:

     WHEREAS, the Company sponsors a plan providing a retirement benefit for certain non-employee members of the Company’s Board of Directors (the “Board”), known as the Artesyn Technologies, Inc. Outside Directors’ Retirement Plan (hereinafter referred to as the “Plan”); and

     WHEREAS, the Eligible Director has accrued, as of the date hereof, a retirement benefit under the Plan; and

     WHEREAS, in order to assure payment of the benefit and to help promote the independence of the Eligible Director in connection with evaluating the merits of any potential merger, acquisition or other change in control transaction involving the Company, the Company believes it is in the best interest of the Company and its shareholders to provide for an accelerated lump-sum payment of the Director’s retirement benefit under the Plan in the event that the Director is removed or asked to resign from the Board at any time within twenty-four (24) months following a change in control of the Company; and

     WHEREAS, the Company and the Eligible Director desire to enter into a written agreement setting forth the Eligible Director’s rights and the Company’s obligations with respect to such benefit.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

     1. Incorporation of the Plan. This retirement benefit is awarded pursuant to the provisions of the Plan and the terms and definitions of the Plan are incorporated by reference in this Agreement and made a part hereof. A copy of the Plan has been delivered to, and receipt is hereby acknowledged by, the Eligible Director.

     2. Retirement Benefit. Subject to the terms, restrictions, limitations and conditions stated in the Plan and this Agreement, the Eligible Director meets the requirements set forth in Section 2 of the Plan to accrue a retirement benefit from the Company in accordance with the Plan and this Agreement hereby evidences the Eligible Director’s rights and interest in such retirement benefit.

     3. Retirement Benefit. The Eligible Director shall receive as an annual retirement benefit (the “Retirement Benefit”) upon the later of such Director’s termination of service as a director or upon his attainment of the age of 70 if not then a director an amount equal to $24,000 (plus cost-of-living increases commencing January 1, 1998 through December 31 of the year preceding his retirement) multiplied by a fraction, the numerator of which is the number of years the Eligible Director served in such capacity (but in no event a number greater than ten) and the denominator of which is ten. The Retirement Benefit shall be paid in cash at the same intervals as the annual retainer paid to non-employee directors in service at the time the Retirement Benefit is paid, or, if no annual retainer is being paid, on a quarterly basis.

     4. Duration. The Retirement Benefit will be paid to the Eligible Director for the lesser of the number of years such Director has continuously served on the Board as an Outside Director or the remainder of his life. In the event that the Eligible Director dies during the period in which such Director is entitled to receive the Retirement Benefit, a final installment of the Retirement Benefit, pro rated for the period from the date of the most recent payment through the date of the Director’s death, shall be payable to such Director’s estate or legal representative.

     5. Accelerated Payment of the Retirement Benefit. If, within twenty-four (24) months following a Change in Control of the Company, the Eligible Director’s Board service is terminated for any reason other than the Eligible Director’s voluntary resignation that is not at the request of or otherwise initiated by the Company (or any successors) or its shareholders, the Company shall pay the Eligible Director an amount equal to the present value of the Eligible Director’s full Retirement Benefit (determined as of the date of the termination of the Director’s service with the Board) in a lump-sum cash payment, within no more than ten (10) days following the termination of the Director’s service, calculated as follows:

     For purposes of calculating the present value of the full Retirement Benefit for this Section 5, the Eligible Director’s annual Retirement Benefit set forth in Section 3 will be multiplied by the lesser of (A) the number of years such Director has continuously served on the Board as an Outside Director and (B) the number of years equal to the difference between 90 and the Eligible Director’s age at the date of his termination of Board service, but in no event less than ten (10), and discounted using an interest rate equal to LIBOR (determined as of the date of termination) over the applicable period.

     For purposes of this Agreement, “Change in Control” means the occurrence of any of the following:

          (a) The consummation of any of the following transactions: (i) any merger, consolidation, recapitalization or other business combination of the Company with or into another corporation or other entity, or an acquisition of securities or assets by the Company, pursuant to which the Company is not the continuing or surviving corporation or other entity or pursuant to which shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), would be converted into cash, securities of another corporation or other property, other than a transaction in which the holders of such Common Stock immediately prior to such transaction (including any preliminary or other transactions relating to such transaction) will continue to own at least 50% of the total voting power of the then-outstanding securities of the surviving or continuing corporation immediately after such transaction, (ii) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (iii) the liquidation or dissolution of the Company, except in connection with the voluntary or involuntary declaration of bankruptcy or insolvency under applicable Federal and/or state law; or

          (b) A transaction in which any person (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), corporation or other entity (other than the Company, an affiliate of the Company, or any profit-sharing, employee ownership or other employee benefit plan or similar plan sponsored by the Company or any of its subsidiaries, or any trustee of or fiduciary with respect to any such plan when acting in such capacity, or any group comprised solely of such entities): (i) shall purchase any Common Stock (or securities convertible into Common Stock) representing at least 40% of the total voting power of the then-outstanding securities of the Company for cash, securities or any other consideration pursuant to a tender offer or exchange offer, without the prior approval of the Board, or (ii) shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly (in one transaction or a series of transactions), of securities of the Company representing at least 50% or more of the total voting power of the then-outstanding securities of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors; or

          (c) If, during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the entire Board and any new director whose election by the Board, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election by the shareholders was previously so approved, cease for any reason to constitute a majority thereof.

     6. Non-Assignability. The rights and interests of an Eligible Director hereunder may not be assigned, pledged or otherwise transferred.

     7. Amendments; Conflicts. No amendment or termination of the Plan shall in any way adversely affect the rights and entitlements of the Eligible Director under the Plan from receiving any benefits under the Plan or hereunder after such amendment or termination. This Agreement may only be amended in a writing signed by the parties to this Agreement. In the event of a conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall in all respects be controlling.

     8. Miscellaneous.

     A. Notices. All notices, requests, deliveries, payments, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be either delivered personally or sent by registered or certified mail, or by private courier, return receipt requested, postage prepaid to the parties at their respective addresses set forth herein, or to such other address as either shall have specified by notice in writing to the other. Notice shall be deemed duly given hereunder when so delivered or mailed as provided herein.

     B. Waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or any subsequent breach.

     C. Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof.

     D. Binding Effect; Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and, to the extent not prohibited herein, their respective heirs, successors, assigns and legal representatives. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, successors, assigns and legal representatives, any rights, remedies, obligations or liabilities.

     E. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

     F. Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning of or interpretation of any of the terms or provisions of this Agreement.

     G. Legal Fees. In the event that any action is brought to enforce any of the provisions of this Agreement, or to obtain money damages for the breach thereof, and such action results in the award of a judgment for money damages or in the grant of an injunction in favor of the Eligible Director, all fees and expenses, including reasonable attorneys’ fees, shall be paid by the Company.

     IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above written.

ARTESYN TECHNOLOGIES, INC.
By /s/ Joseph M. O’Donnell
Joseph M. O’Donnell
Chief Executive Officer & President

ELIGIBLE DIRECTOR ___________________________________________